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EXHIBIT 4.2

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement"), dated as of February 14, 2003, is between Liberty Media Corporation, a company incorporated in the State of Delaware, United States of America (the "Company"), and Sumitomo Corporation, a company incorporated in Japan (the "Purchaser").

        1.    Agreement to Purchase and Sell Shares.    On the terms and subject to the conditions contained in this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company 13,336,976 shares of the Company's Series A Common Stock ("Series A Common Stock") (the "Shares"). The number of Shares is equal to the quotient derived from dividing the Purchase Price by the Per Share Purchase Price (both as defined below) rounded up or down, as the case may be, to the nearest whole share.

        2.    Purchase Price.    The purchase price payable for the Shares shall be 1,274.36 Japanese Yen per Share (the "Per Share Purchase Price"). The Per Share Purchase Price was calculated to be the product of (i) $10.58 (the sum of $1.00 and the average US Dollar closing price of the Series A Common Stock on the New York Stock Exchange for the eight trading days ended February 7, 2003) and (ii) 120.45, the agreed upon exchange ratio of the US Dollar to the Japanese Yen, which represents the average of the "TTS" and "TTB" exchange rates of the Bank of Tokyo Mitsubishi for the US Dollar in Japanese Yen on February 14, 2003, Tokyo time, as shown on the Reuters screen page "CNJB". The aggregate purchase price shall be 16,996,122,000 Japanese Yen (the "Purchase Price"). Payment of the Purchase Price shall be made by wire transfer of immediately available Japanese Yen to an account that was designated by the Company to the Purchaser no later than two business days prior to the date of this Agreement.

        3.    Closing.    (a) The closing of the purchase and sale of the Shares pursuant to this Agreement (the "Closing") shall take place on February 14, 2003, New York time (the "Closing Date").

        (b)  In connection with the Closing:

    (1)
    On or before the close of business New York time on the Closing Date, the Company shall deliver to the Purchaser certificates representing the Shares;

    (2)
    On or before the close of business Tokyo time on February 14, 2003, Purchaser shall deliver to the Company the Purchase Price for the Shares in accordance with Section 2 above; and

    (3)
    The Company and the Purchaser shall enter into a Registration Rights Agreement in the form of Exhibit A hereto (the "Registration Rights Agreement").

        4.    Representations and Warranties of the Company.    The Company represents and warrants to the Purchaser as follows:

        (a)    Due Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to own its properties and to conduct its business as they are now owned and conducted.

        (b)    Authorization; No Conflict.    The Company has the requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement have been duly authorized by all requisite corporate action of the Company, including by its board of directors, and each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity. None of the execution and delivery by the Company of this Agreement and the Registration Rights Agreement, the issuance and sale by the Company to the Purchaser of the Shares in the manner prescribed herein, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Company with the terms, conditions and provisions hereof or thereof, will conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Company's articles of incorporation or by-laws.

        (c)    Issuance of Shares.    The Shares, when issued, sold and delivered by the Company to the Purchaser pursuant to this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free and clear of any security interest, lien, charge or encumbrance of any nature whatsoever.

        (d)    Commission Filings.    The Company has filed all reports, registration statements, documents and other filings required to be filed by it with the Securities and Exchange Commission (the "Commission") since December 31, 2000 (collectively, the "SEC Reports"). As of the respective dates of their filing with the Commission, the SEC Reports complied in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which made, not misleading. The consolidated financial statements (including any notes thereto) of the Company, and its subsidiaries, included in the Company's SEC Reports, at the time filed, fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein.

        (e)    Private Offering.    No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Shares by the Company to Purchaser. Assuming the accuracy of the representation made by Purchaser in Section 5(c), no registration of the offer and sale of the Shares by the Company to Purchaser, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required for the offer, sale or issuance of the Shares by the Company to Purchaser. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell any securities of the Company so as to cause the representation and warranty contained in this Section 4(c) to become untrue.

        (f)    Governmental.    No consent, approval, hearing, filing, registration or other action, with or of any United States federal, state or local governmental authority is required by the Company in connection with the execution and delivery of this Agreement the issuance and sale of the Shares, or the consummation of the transactions contemplated by this Agreement, other than those obtained or made on or prior to the date hereof.

        5.    Representations and Warranties of the Purchaser.    The Purchaser represents and warrants to the Company as follows:

        (a)    Due Organization.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Japan.

        (b)    Authorization.    The Purchaser has the requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement have been duly authorized by all requisite corporate action of the Purchaser, including by its board of directors, and each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

        (c)    Investment Representations.    Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act. Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable federal or state securities laws. Purchaser understands that the Shares have not and will not (except as provided in the Registration Rights Agreement) be registered or qualified under the Securities Act or state securities laws in reliance upon an exemption from such registration or qualification. Purchaser further understands that the Shares cannot be sold unless registered under the Securities Act or an exemption from such registration is available. Purchaser has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, and has had the opportunity to ask questions of and receive answers from management of the Company regarding business, management and financial affairs of the Company and the terms and conditions of the investment in the Shares.

        6.    Survival of Representations, Warranties and Covenants; Indemnification.    The representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby. Each of the Company and the Purchaser shall indemnify, defend and hold harmless the other and each of the others respective affiliates, officers, directors, agents and employees from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred) resulting from or arising out of any breach of any of its representation, warranties covenants or other agreements in this Agreement.

        7.    Legend.    So long as required by law, each certificate representing any portion of the Shares shall contain, be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND PURSUANT TO THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS.

        8.    Successors and Assigns.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        9.    Notices.    Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given by personal delivery, by telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

        If to the Company:

  Liberty Media Corporation
  12300 Liberty Boulevard
  Englewood, Colorado 80112
  Attention: Elisa Erickson
  Telecopier: 720-875-5858

        If to the Purchaser:

  Sumitomo Corporation
  1-8-11 Harumi
  Chuo-ku, Tokyo 104-8610
  Japan

Attention:	Tsuguhito Aoki Corporate Officer, Assistant to General Manager, Media, Electronics and Network Business Unit
Fax:	+81 3 5166 6301

        With a copy to:

Attention:	Naoki Saito Deputy General Manager Planning and Administration Dept. Media, Electronics and Network Business Unit
Fax:	+81 3 5166 6308

or to such other address with respect to a party as such party shall notify the other in writing. Any such notice shall be deemed given upon receipt.

        10.    Amendment; Waiver.    This Agreement may not be amended except by a writing duly signed by the parties. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

        11.    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        12.    Entire Agreement.    This Agreement constitutes the entire agreement with respect to the sale of the Shares, and supersedes all other and prior agreements and understandings relating to such matter, both written and oral, among the parties to this Agreement.

        13.    Publicity.    No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by the Company or the Purchaser without the prior written approval of the other party (which consent shall not be unreasonably withheld).

        14.    Expenses.    Except as otherwise expressly contemplated herein to the contrary, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

        15.    Captions.    The Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        16.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Liberty Stock Purchase Agreement

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the day and year first written above.

LIBERTY MEDIA CORPORATION
By:	/s/ GRAHAM HOLLIS Name: Graham Hollis Title: Authorized Officer
SUMITOMO CORPORATION
By:	/s/ SHINGO YOSHII Name: Shingo Yoshii Title: General Manager Media Division

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STOCK PURCHASE AGREEMENT